EXHIBIT 99.1

Garmin announces third quarter results

Company reports record third quarter revenue

Schaffhausen, Switzerland / October 27, 2021/ Business Wire – Garmin® Ltd. (NASDAQ: GRMN), today announced results for the third quarter ended September 25, 2021.

Highlights for third quarter 2021 include:

•
Total revenue of $1.19 billion, a 7% increase over the prior year quarter
•
Gross and operating margin were 58.4% and 23.7%, respectively
•
Operating income of $283 million, an 11% decrease compared to the prior year quarter
•
GAAP EPS was $1.34 and pro forma EPS(1) was $1.41
•
Named Manufacturer of the Year by the National Marine Electronics Association for the seventh consecutive year
•
Ranked #1 in avionics support for the 18th consecutive year by Aviation International News
•
Received production qualification from BMW for our Olathe, Kansas manufacturing facility
•
Launched the Approach® R10, our first portable golf launch monitor
•
Recently hosted fifth annual Garmin Developer Conference where we announced strategic Connect IQ partnerships

(In thousands, except per share information)	13-Weeks Ended			39-Weeks Ended
	September 25,	September 26,	YoY	September 25,	September 26,	YoY
	2021	2020	Change	2021	2020	Change
Net sales	$1,191,973	$1,109,194	7%	$3,591,206	$2,835,168	27%
Fitness	342,316	328,446	4%	1,063,642	846,688	26%
Outdoor	323,856	334,844	(3)%	903,715	716,146	26%
Aviation	180,165	151,112	19%	534,886	465,850	15%
Marine	207,534	165,437	25%	678,698	486,269	40%
Auto	138,102	129,355	7%	410,265	320,215	28%

Gross margin %	58.4%	60.2%		59.0%	59.6%

Operating income %	23.7%	28.6%		25.2%	24.1%

GAAP diluted EPS	$1.34	$1.63	(18)%	$4.13	$3.44	20%
Pro forma diluted EPS(1)	$1.41	$1.58	(11)%	$4.27	$3.41	25%

(1) See attached Non-GAAP Financial Information for discussion and reconciliation of non-GAAP financial measures, including pro forma diluted EPS

Executive Overview from Cliff Pemble, President and Chief Executive Officer:

“I am very pleased with our performance in the quarter as we are now comparing against the robust pandemic-driven growth from the prior year,” said Cliff Pemble, President and CEO of Garmin. “Strong demand for active lifestyle products continued, and our marine and aviation segments recorded impressive double-digit growth resulting in record consolidated revenue in the third quarter. We are very pleased with the results we have delivered thus far, giving us confidence to raise our full year 2021 revenue and EPS guidance.”

Fitness:

Revenue from the fitness segment grew 4% in the third quarter driven by solid demand for our cycling and advanced wearable products. Gross margin and operating margins were 53% and 23%, respectively, resulting in $78 million of operating income. We recently hosted our fifth annual Garmin Developer Conference where we announced a collaboration with Dexcom to provide people with Type 1 and Type 2 diabetes with a way to quickly see their glucose levels and trends on their compatible Garmin smartwatch or cycling computer.

Outdoor:

Revenue from the outdoor segment decreased 3% in the third quarter primarily due to the timing of product introductions in the prior year. Gross margin and operating margins were 65% and 38%, respectively, resulting in $124 million of operating income. During the quarter, we launched the Approach R10, our first portable golf launch monitor, designed to help golfers improve their game with more than a dozen key metrics shown in real time.

Aviation:

Revenue from the aviation segment grew 19% in the third quarter with contributions from both OEM and aftermarket product categories. Gross margin and operating margins were 73% and 28%, respectively, resulting in $51 million of operating income. During the quarter, we introduced Smart Glide, a revolutionary safety tool that helps pilots in loss of engine power emergencies by automating tasks to reduce pilot workload. Also during the quarter, we announced the certification of our GFC 600H flight control system for Bell 505 helicopters. The GFC 600H reduces a pilot’s workload and brings a number of helicopter-specific safety features to the market.

Marine:

Revenue from the marine segment grew 25% in the third quarter with growth across multiple categories, led by strong demand for our chartplotters. Gross margin and operating margins were 56% and 26%, respectively, resulting in $54 million of operating income. During the quarter, we launched Surround View, the marine industry’s first intelligent camera system to offer captains a 360-degree bird’s-eye view around the boat. Also, during the quarter, Garmin marine electronics were selected by Malibu Boats to exclusively outfit their full line of Axis wakesurf and wakeboarding boats.

Auto:

Revenue from the auto segment grew 7% during the third quarter primarily driven by growth in auto OEM programs. Gross margin was 40%, and we recorded an operating loss of $24 million in the quarter driven by investments in auto OEM programs. During the quarter, we began production shipments of the BMW computing module from our United States manufacturing facility and began prototype shipments of next-generation BMW computing modules from our Poland manufacturing facility. Also, we recently introduced a new lineup of Drive navigators for the consumer market, bringing larger displays and more connected features to our customers.

Additional Financial Information:

Total operating expenses in the third quarter were $413 million, an 18% increase over the prior year. Research and development increased by 22%, primarily due to engineering personnel costs. Selling, general and administrative expenses increased 14%, driven primarily by personnel related expenses and information technology costs. Advertising increased 8% driven primarily by higher media spend in the quarter.

The effective tax rate in the third quarter of 2021 was 5.9% compared to 6.9% in the prior year quarter.

In the third quarter of 2021, we generated approximately $204 million of free cash flow(1) and paid a quarterly dividend of approximately $129 million. We ended the quarter with cash and marketable securities of approximately $3.2 billion.

(1)
See attached Non-GAAP Financial Information for discussion and reconciliation of non-GAAP financial measures, including pro forma effective tax rate and free cash flow.

2021 Guidance(2):

Based on our strong performance in the first three quarters of 2021, we are updating our full year guidance. We now anticipate revenue of approximately $4.95 billion with projected growth in all segments. We anticipate our full year pro forma EPS will be approximately $5.60 based on a gross margin of approximately 58.2%, operating margin of approximately 24.0% and a full year pro forma effective tax rate of approximately 11.5%.

	2021 Guidance		Segment	Revenue Growth Estimates
	Updated	Prior		Updated	Prior
Revenue	$4.95B	$4.90B	Fitness	17%	17%
Gross Margin	58.2%	58.5%	Outdoor	17%	17%
Operating Margin	24.0%	23.8%	Aviation	12%	10%
Tax Rate	11.5%	11.5%	Marine	30%	27%
EPS	$5.60	$5.50	Auto	17%	15%

(2) All amounts and %s in the above 2021 Guidance tables are approximate. Also, see attached discussion on Forward-looking Financial Measures

Webcast Information/Forward-Looking Statements:

The information for Garmin Ltd.’s earnings call is as follows:

When:	Wednesday, October 27, 2021 at 10:30 a.m. Eastern
Where:	https://www.garmin.com/en-US/investors/events/
How:	Simply log on to the web at the address above or call to listen in at 855-757-3897

An archive of the live webcast will be available until October 26, 2022 on the Garmin website at www.garmin.com. To access the replay, click on the Investors link and click over to the Events Calendar page.

This release includes projections and other forward-looking statements regarding Garmin Ltd. and its business that are commonly identified by words such as “anticipates,” “would,” “may,” “expects,” “estimates,” “plans,” “intends,” “projects,” and other words or phrases with similar meanings. Any statements regarding the Company’s expected fiscal 2021 GAAP and pro forma estimated earnings, EPS, and effective tax rate, and the Company’s expected segment revenue growth rates, consolidated revenue, gross margins, operating margins, potential future acquisitions, currency movements, expenses, pricing, new products launches, market reach, statements relating to possible future dividends, statements related to the ongoing impact of the COVID-19 pandemic, and the Company’s plans and objectives are forward-looking statements. The forward-looking events and circumstances discussed in this release may not occur and actual results could differ materially as a result of risk factors and uncertainties affecting Garmin, including, but not limited to, the risk factors that are described in both the Annual Report on Form 10-K for the year ended December 26, 2020 and the Quarterly Report on Form 10-Q for the quarter ended September 25, 2021 filed by Garmin with the Securities and Exchange Commission (Commission file number 0-31983). A copy of Garmin’s 2020 Form 10-K and the Q3 2021 Form 10-Q can be downloaded from https://www.garmin.com/en-US/investors/sec/. All information provided in this release and in the attachments is as of September 25, 2021. Undue reliance should not be placed on the forward-looking statements in this press release, which are based on information available to us on the date hereof. We undertake no duty to update this information unless required by law.

This release and the attachments contain non-GAAP financial measures. A reconciliation to the nearest GAAP measure and a discussion of the Company's use of these measures are included in the attachments.

Garmin, the Garmin logo, the Garmin delta, and Approach are trademarks of Garmin Ltd. or its subsidiaries and are registered in one or more countries, including the U.S. Drive is a trademark of Garmin Ltd. or its subsidiaries. All other brands, product names, company names, trademarks and service marks are the properties of their respective owners. All rights reserved.

Investor Relations Contact:	Media Relations Contact:
Teri Seck	Krista Klaus
913/397-8200	913/397-8200
investor.relations@garmin.com	media.relations@garmin.com

Garmin Ltd. and Subsidiaries
Condensed Consolidated Statements of Income (Unaudited)
(In thousands, except per share information)

	13-Weeks Ended		39-Weeks Ended
	September 25,	September 26,	September 25,	September 26,
	2021	2020	2021	2020
Net sales	$1,191,973	$1,109,194	$3,591,206	$2,835,168
Cost of goods sold	496,026	441,211	1,472,852	1,144,816
Gross profit	695,947	667,983	2,118,354	1,690,352

Advertising expense	36,705	33,866	110,705	90,031
Selling, general and administrative expense	162,515	142,134	485,896	411,335
Research and development expense	214,057	174,882	618,253	506,013
Total operating expense	413,277	350,882	1,214,854	1,007,379

Operating income	282,670	317,101	903,500	682,973
Other income (expense):
Interest income	6,897	7,777	21,568	30,258
Foreign currency (losses) gains	(15,014)	10,113	(30,621)	(9,802)
Other income	833	1,726	3,511	8,515
Total other income (expense)	(7,284)	19,616	(5,542)	28,971

Income before income taxes	275,386	336,717	897,958	711,944
Income tax provision	16,347	23,300	101,894	53,168
Net income	$259,039	$313,417	$796,064	$658,776

Net income per share:
Basic	$1.35	$1.64	$4.14	$3.45
Diluted	$1.34	$1.63	$4.13	$3.44

Weighted average common shares outstanding:
Basic	192,322	191,234	192,123	191,021
Diluted	193,185	191,998	192,955	191,760

Garmin Ltd. and Subsidiaries
Condensed Consolidated Balance Sheets (Unaudited)
(In thousands, except per share information)

	September 25, 2021	December 26, 2020
Assets
Current assets:
Cash and cash equivalents	$1,639,056	$1,458,442
Marketable securities	345,214	387,642
Accounts receivable, net	639,345	849,469
Inventories	1,113,503	762,084
Deferred costs	16,046	20,145
Prepaid expenses and other current assets	255,802	191,569
Total current assets	4,008,966	3,669,351

Property and equipment, net	974,981	855,539
Operating lease right-of-use assets	89,934	94,626
Marketable securities	1,253,589	1,131,175
Deferred income taxes	251,983	245,455
Noncurrent deferred costs	13,035	16,510
Intangible assets, net	809,163	828,566
Other assets	169,838	190,151
Total assets	$7,571,489	$7,031,373

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$318,604	$258,885
Salaries and benefits payable	173,566	181,937
Accrued warranty costs	42,849	42,643
Accrued sales program costs	78,251	109,891
Deferred revenue	87,770	86,865
Accrued advertising expense	30,044	31,950
Other accrued expenses	146,426	149,817
Income taxes payable	109,862	68,585
Dividend payable	386,567	233,644
Total current liabilities	1,373,939	1,164,217

Deferred income taxes	127,733	116,844
Noncurrent income taxes	78,176	92,810
Noncurrent deferred revenue	42,022	49,934
Noncurrent operating lease liabilities	71,527	75,958
Other liabilities	23,354	15,494

Stockholders’ equity:
Shares, CHF 0.10 par value, 198,077 shares authorized and issued; 192,322 shares outstanding at September 25, 2021 and 191,571 shares outstanding at December 26, 2020	17,979	17,979
Additional paid-in capital	1,950,464	1,880,354
Treasury stock	(303,373)	(320,016)
Retained earnings	4,034,912	3,754,372
Accumulated other comprehensive income	154,756	183,427
Total stockholders’ equity	5,854,738	5,516,116
Total liabilities and stockholders’ equity	$7,571,489	$7,031,373

Garmin Ltd. and Subsidiaries
Condensed Consolidated Statements of Cash Flows (Unaudited)
(In thousands)

	39-Weeks Ended
	September 25, 2021	September 26, 2020
Operating Activities:
Net income	$796,064	$658,776
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	75,272	57,141
Amortization	38,485	32,969
Loss (gain) on sale or disposal of property and equipment	246	(1,815)
Unrealized foreign currency losses	24,390	4,384
Deferred income taxes	8,358	14,353
Stock compensation expense	68,656	53,515
Realized gain on marketable securities	(513)	(1,316)
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable, net of allowance for doubtful accounts	197,024	59,474
Inventories	(357,387)	(56,063)
Other current and non-current assets	(31,398)	(27,019)
Accounts payable	57,602	(11,939)
Other current and non-current liabilities	(39,941)	(18,299)
Deferred revenue	(6,914)	(21,148)
Deferred costs	7,547	9,855
Income taxes payable	5,974	(53,419)
Net cash provided by operating activities	843,465	699,449

Investing activities:
Purchases of property and equipment	(187,960)	(137,072)
Proceeds from sale of property and equipment	26	1,965
Purchase of intangible assets	(1,408)	(1,643)
Purchase of marketable securities	(1,081,789)	(702,487)
Redemption of marketable securities	975,318	808,554
Acquisitions, net of cash acquired	(15,893)	(148,648)
Net cash used in investing activities	(311,706)	(179,331)

Financing activities:
Dividends	(362,602)	(333,975)
Proceeds from issuance of treasury stock related to equity awards	35,733	15,202
Purchase of treasury stock related to equity awards	(17,636)	(13,074)
Net cash used in financing activities	(344,505)	(331,847)

Effect of exchange rate changes on cash and cash equivalents	(6,172)	7,900

Net increase in cash, cash equivalents, and restricted cash	181,082	196,171
Cash, cash equivalents, and restricted cash at beginning of period	1,458,748	1,027,638
Cash, cash equivalents, and restricted cash at end of period	$1,639,830	$1,223,809

The following table includes supplemental financial information for the consumer auto and auto OEM operating segments that management believes is useful.

Garmin Ltd. and Subsidiaries
Net Sales, Gross Profit and Operating Income by Segment
(In thousands)

					Auto
	Fitness	Outdoor	Aviation	Marine	Total Auto	Consumer Auto	Auto OEM	Total
13-Weeks Ended September 25, 2021

Net sales	$342,316	$323,856	$180,165	$207,534	$138,102	$82,914	$55,188	$1,191,973
Gross profit	183,028	210,522	131,260	116,152	54,985	39,342	15,643	695,947
Operating income (loss)	77,788	123,946	51,296	53,726	(24,086)	11,305	(35,391)	282,670

13-Weeks Ended September 26, 2020

Net sales	$328,446	$334,844	$151,112	$165,437	$129,355	$82,659	$46,696	$1,109,194
Gross profit	177,794	223,704	107,927	100,423	58,135	43,319	14,816	667,983
Operating income (loss)	87,083	147,477	28,597	50,482	3,462	18,178	(14,716)	317,101

39-Weeks Ended September 25, 2021

Net sales	$1,063,642	$903,715	$534,886	$678,698	$410,265	$231,587	$178,678	$3,591,206
Gross profit	581,765	590,355	389,376	390,141	166,717	113,567	53,150	2,118,354
Operating income (loss)	268,489	339,031	146,974	205,042	(56,036)	35,388	(91,424)	903,500

39-Weeks Ended September 26, 2020

Net sales	$846,688	$716,146	$465,850	$486,269	$320,215	$196,942	$123,273	$2,835,168
Gross profit	446,936	469,150	338,770	288,103	147,393	98,348	49,045	1,690,352
Operating income (loss)	190,075	262,057	103,483	134,195	(6,837)	25,628	(32,465)	682,973

Garmin Ltd. and Subsidiaries
Net Sales by Geography
(In thousands)

	13-Weeks Ended			39-Weeks Ended
	September 25,	September 26,	YoY	September 25,	September 26,	YoY
	2021	2020	Change	2021	2020	Change
Net sales	$1,191,973	$1,109,194	7%	$3,591,206	$2,835,168	27%
Americas	573,331	521,869	10%	1,723,415	1,372,360	26%
EMEA	442,622	407,859	9%	1,330,855	1,042,928	28%
APAC	176,020	179,466	(2)%	536,936	419,880	28%

EMEA - Europe, Middle East and Africa; APAC - Asia Pacific and Australian Continent

Non-GAAP Financial Information

To supplement our financial results presented in accordance with GAAP, this release includes the following measures defined by the Securities and Exchange Commission as non-GAAP financial measures: pro forma effective tax rate, pro forma net income (earnings) per share and free cash flow. These non-GAAP measures are not based on any comprehensive set of accounting rules or principles and should not be considered a substitute for, or superior to, financial measures calculated in accordance with GAAP, and may be different from non-GAAP measures used by other companies, limiting the usefulness of the measures for comparison with other companies. Management believes providing investors with an operating view consistent with how it manages the Company provides enhanced transparency into the operating results of the Company, as described in more detail by category below.

The tables below provide reconciliations between the GAAP and non-GAAP measures.

Pro forma effective tax rate

The Company’s income tax expense is periodically impacted by discrete tax items that are not reflective of income tax expense incurred as a result of current period earnings. Therefore, management believes disclosure of the effective tax rate and income tax provision before the effect of certain discrete tax items are important measures to permit investors' consistent comparison between periods. In the 39-weeks ended September 25, 2021, there were no such discrete tax items identified.

(In thousands)	13-Weeks Ended				39-Weeks Ended
	September 25,		September 26,		September 25,		September 26,
	2021		2020		2021		2020
	$	ETR(1)	$	ETR(1)	$	ETR(1)	$	ETR(1)
GAAP income tax provision	$16,347	5.9%	$23,300	6.9%	$101,894	11.3%	$53,168	7.5%
Pro forma discrete tax item:
Uncertain tax reserve release(2)	—		—		—		14,308
Pro forma income tax provision	$16,347	5.9%	$23,300	6.9%	$101,894	11.3%	$67,476	9.5%

(1) Effective tax rate is calculated by taking the income tax provision divided by income before taxes, as presented on the face of the Condensed Consolidated Statements of Income.

(2) In second quarter 2020, the Company recognized a $14.3 million income tax benefit due to the release of uncertain tax position reserves associated with the 2014 intercompany restructuring, which was a pro forma adjustment in 2014. The second quarter 2020 impact of the reserve release is not reflective of income tax expense incurred as a result of current period earnings and therefore affects period-to-period comparability.

Pro forma net income (earnings) per share

Management believes that net income (earnings) per share before the impact of foreign currency gains or losses and certain discrete income tax items, as discussed above, is an important measure in order to permit a consistent comparison of the Company’s performance between periods.

(In thousands, except per share information)	13-Weeks Ended		39-Weeks Ended
	September 25,	September 26,	September 25,	September 26,
	2021	2020	2021	2020
GAAP net income	$259,039	$313,417	$796,064	$658,776
Foreign currency gains / losses(1)	15,014	(10,113)	30,621	9,802
Tax effect of foreign currency gains / losses(2)	(891)	700	(3,475)	(929)
Pro forma discrete tax item(3)	—	—	—	(14,308)
Pro forma net income	$273,162	$304,004	$823,210	$653,341

GAAP net income per share:
Basic	$1.35	$1.64	$4.14	$3.45
Diluted	$1.34	$1.63	$4.13	$3.44

Pro forma net income per share:
Basic	$1.42	$1.59	$4.28	$3.42
Diluted	$1.41	$1.58	$4.27	$3.41

Weighted average common shares outstanding:
Basic	192,322	191,234	192,123	191,021
Diluted	193,185	191,998	192,955	191,760

(1) Foreign currency gains and losses for the Company are driven by movements of a number of currencies in relation to the U.S. Dollar and the related exchange rate impact on the significant cash, receivables, and payables held in a currency other than the functional currency at a given legal entity. However, there is minimal cash impact from such foreign currency gains and losses.

(2) The tax effect of foreign currency gains and losses was calculated using the effective tax rate of 5.9% and 11.3% for the 13-weeks and 39-weeks ended September 25, 2021, respectively, and a pro forma effective tax rate of 6.9% and 9.5% for the 13-weeks and 39-weeks ended September 26, 2020, respectively.

(3) The discrete tax item is discussed in the pro forma effective tax rate section above.

Free cash flow

Management believes that free cash flow is an important liquidity measure because it represents the amount of cash provided by operations that is available for investing and defines it as operating cash flows less capital expenditures for property and equipment. Management believes that excluding purchases of property and equipment provides a better understanding of the underlying trends in the Company’s operations and allows more accurate comparisons of the Company’s results between periods. This metric may also be useful to investors, but should not be considered in isolation as it is not a measure of cash flow available for discretionary expenditures. The most comparable GAAP measure is net cash provided by operating activities.

(In thousands)	13-Weeks Ended		39-Weeks Ended
	September 25,	September 26,	September 25,	September 26,
	2021	2020	2021	2020
Net cash provided by operating activities	$245,423	$274,339	$843,465	$699,449
Less: purchases of property and equipment	(41,418)	(38,802)	(187,960)	(137,072)
Free Cash Flow	$204,005	$235,537	$655,505	$562,377

Forward-looking Financial Measures

The forward-looking financial measures in our 2021 guidance provided above do not consider the potential future net effect of foreign currency exchange gains and losses, certain discrete tax items and any other impacts that may be identified as pro forma adjustments in calculating the non-GAAP measures described above.

The estimated impact of foreign currency gains and losses cannot be reasonably estimated on a forward-looking basis due to the high variability and low visibility with respect to non-operating foreign currency exchange gains and losses and the related tax effects of such gains and losses. The impact on diluted net income per share of foreign currency gains and losses, net of tax effects, was $0.14 per share for the 39-weeks ended September 25, 2021.

At this time, management is unable to determine whether or not significant discrete tax items will occur in fiscal 2021 or anticipate the impact of any other events that may be considered in the calculation of non-GAAP financial measures.